COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                               Woodbury, NY 11797


March 18, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

     Re:  COMFORCE Corporation
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We are transmitting herewith the above Registrant's Registration Statement on Form S-3.


Very truly yours,

COMFORCE Corporation


/s/ Robert H.B. Baldwin, Jr.
----------------------------
Robert H.B. Baldwin, Jr.
Chief Financial Officer


Enclosures

     As filed with the Securities and Exchange Commission on March 19, 1999

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)


          Delaware                       7361                36 - 2262248
(State or other jurisdiction       (Primary Standard        (I.R.S Employer
      of incorporation          Industrial Classification   Identification No.)
      or organization)                Code Number)

                                   ----------

                              COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                Harry Maccarrone
                            Executive Vice President
                              COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300


       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

(Cover page continued)

        Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class of        Amount to be             Proposed Maximum               Proposed Maximum             Amount of
      Securities to be          Registered (1)        Offering Price Per Share       Aggregate Offering Price        Registration
         Registered                                             (2)                            (2)                       Fee
------------------------------------------------------------------------------------------------------------------------------------
        Common Stock                88,270                     $3.875                        $342,046                    $951
====================================================================================================================================

----------
(1) Includes certain shares of common stock of COMFORCE Corporation issuable pursuant to the terms of a contract entered with COMFORCE.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of COMFORCE's shares of common stock traded on the American Stock Exchange within five business days prior to the filing of this registration statement. The per share price of $3.875 represents such average on March 16, 1999, a date within five business days prior to the filing of this (the fee as to which is paid herewith).

COMFORCE hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until COMFORCE shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                   Subject to Completion Dated March 18, 1999


PROSPECTUS

                              COMFORCE Corporation
                          88,270 Shares of Common Stock


     This prospectus relates to 88,270 shares of common stock of COMFORCE Corporation that may be sold from time to time by the selling stockholders named in this prospectus.

     COMFORCE will not receive any of the proceeds from the sales by the selling stockholders.

     The common stock is traded on the American Stock Exchange under the symbol "CFS." On March 8, 1999, the last reported sale price of the common stock on the American Stock Exchange was $4.0625 per share.

     Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 2. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300


                 The date of this Prospectus is _________, 1999.

                                TABLE OF CONTENTS
                                                                            Page

Where You Can Find More Information ...........................................2
Risk Factors...................................................................3
The Company....................................................................7
Use of Proceeds................................................................8
Selling Stockholders...........................................................8
Plan of Distribution...........................................................9
Legal Matters..................................................................9
Experts........................................................................9

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

o    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

o    Our Current Reports on Form 8-K dated October 2, 1998 and January 7, 1999.

o The description of our common stock contained in our Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

o All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

     COMFORCE Corporation
     Attention: Robert Ende
     415 Crossways Park Drive
     P.O. Box 9006
     Woodbury, New York 11797
     (516) 437-3300

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                                  RISK FACTORS

     Before you invest in the common stock, you should consider carefully the following factors, in addition to the other information contained in this prospectus. In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected or suggested in any forward-looking statement. The factors discussed below and the other factors discussed in this prospectus could cause or contribute to such differences. Other factors which we have not yet identified could also cause or contribute to such differences.

Effect of Fluctuations in the General Economy

     The general level of economic activity in the country significantly affects demand for staffing and consulting services. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employers often add employees from staffing and consulting companies before they hire full-time employees. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement, and the Company may not be able to recruit and retain sufficient personnel to meet the needs of its clients. Conversely, as economic activity slows, companies may choose to reduce their usage of employees from staffing and consulting companies before laying off their regular employees.

Highly Competitive Market

     The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact the Company's business in several ways:

o The Company may need to reduce its current fee scales without being able to reduce the personnel costs of its billable employees.

o Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector. As a result, margins may decrease, particularly for the less highly skilled personnel in that sector.

o Barriers to entry in the contingent staffing business are low, and the Company could experience competition from additional competitors entering the business.

o The Company may not be able to fulfill its customers' needs because of shortages of qualified personnel, which currently exist in some specialty sectors and could occur in the future.

o Customers could employ personnel directly (rather than using the Company's services) to ensure the availability of such personnel.

     Some of the Company's competitors have greater marketing, financial and personnel resources than the Company does and could offer increased competition. The Company expects that the level of competition will remain high in the future and that this competition could affect the Company's margins, which could have a material adverse effect on its business, financial condition and results of operations.

Dependence on Availability of Qualified Staffing Personnel

     The Company's business depends on its ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of its customers. Competition for individuals with proven skills in certain areas, particularly information technology, is intense. The Company competes for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. The Company must continually evaluate and upgrade its base of available personnel to keep pace with changing customers' needs and emerging technologies. The Company may not be able to continue to attract qualified personnel in sufficient numbers and on acceptable economic terms. In addition, although the Company's employment agreements contain non-compete covenants, the Company may not be able to effectively enforce such agreements against its former employees.

Liabilities for Customer and Employee Actions

     Contingent staffing and consulting firms are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, claims of discrimination and harassment, claims relating to employment of illegal aliens and other similar claims. The Company has implemented policies and guidelines to minimize its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the Company being required to pay money damages or fines. Although the Company historically has not had any significant problems in this area, it may experience such problems in the future.

     The Company is also exposed to liability for actions taken by its employees while on assignment, such as damage caused by employee errors, misuse of customer proprietary information or theft of customer property. The Company maintains insurance to limit its exposure to these risks. However, because of the nature of the Company's assignments, in particular the access of its employees to customer information systems and confidential information, and the potential liability for improper acts by employees, insurance coverage may not continue to be available or may not be adequate to cover any such liability.

Increases in Employment Related Costs

     The Company must pay unemployment insurance premiums and workers' compensation benefits for its billable employees. The states in which employees perform services set unemployment insurance premiums annually. These premiums could increase for various reasons, including increased levels of unemployment and the lengthening of periods for which unemployment compensation is available. Workers' compensation costs may increase if various states in which the Company conducts operations raise levels of compensation or liberalize allowable claims. The Company is focusing on efforts to reduce its potential exposure to such claims. The Company is largely self-insured with respect to workers' compensation claims, but it maintains an umbrella insurance policy limiting its exposure for self-insured claims to $100,000 per claim and a total of $2.5 million in any year. However, the Company may incur costs related to workers' compensation claims at rates higher than anticipated if it experiences an increase in the number or the severity of claims.

     The Company's costs could also increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits.

     The Company may not be able to increase the fees charged to its customers in a sufficient amount to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes.

Potential Impairment of Intangible Assets

     More than 50% of the Company's total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and are generally amortized over a five to forty year period. This amortization results in significant annual charges. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including

o    fluctuations in the economy;

o    the degree and nature of competition;

o    demand for the Company's services; and

o the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals and to maintain gross margins in the face of pricing pressures.

     If the Company fails to generate earnings necessary to support the amortization charge, an impairment of the asset may occur. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations.

Substantial Leverage

     The Company has a high level of debt. The Company's level of debt could have important consequences to you, including the following:

o the Company will have to use a substantial portion of its cash flow from operations to pay for debt service, rather than for operations or growth;

o the Company's competitors with less debt could have a competitive advantage;

o the Company could be more vulnerable to economic downturns and less able to take advantage of significant business opportunities and react to changes in market or industry conditions;

o the Company will be vulnerable to increases in interest rates to the extent of borrowings under its senior credit facility;

o the Company may not be able to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes; and

o the Company may have to dispose of material assets or operations or refinance its debt to meet its debt service obligations. The Company may not be successful in accomplishing these actions if any of them becomes necessary.

Restrictions Imposed by Terms of Indebtedness

     The agreements governing the public debt obligations of COMFORCE Operating, Inc., a subsidiary of COMFORCE Corporation, and the credit facility to which COMFORCE and its subsidiaries are parties, contain restrictions that affect the Company's ability to incur debt, make distributions, make acquisitions, create liens, make capital expenditures and affiliate payments and pay dividends. They also require the Company to limit its capital expenditures, affiliate payments and dividends. In addition, the Company's credit facility requires the Company to meet specified financial ratios and tests.

     Events beyond the Company's control may affect its ability to comply with these covenants and restrictions, and the Company may not achieve operating results that will comply with the financial ratios and tests. If the Company does not comply with these covenants and restrictions, an event of default could occur. An event of default under any of the Company's financing agreements could have a material adverse effect on its business and financial condition if it is not cured or waived.

Future Capital Needs; Potential Dilution

     The Company may need additional financing to fund its strategy of growth through market development and selective acquisitions. If the Company issues equity securities to secure any needed financing, its stockholders may experience dilution. Such equity securities may have rights, preferences, or privileges senior to those of the common stock. If the Company issues debt securities, the Company's leverage would increase. See " - Substantial Leverage."

Risks Associated with Acquisitions

     Since October 1995, the Company has completed 10 acquisitions. Acquisitions involve special risks, including unanticipated liabilities and contingencies and difficulties related to the integration of the acquired businesses. The Company is currently in the process of integrating the various information systems of its acquired businesses. Any significant delay in, or increase in the cost of, completing this systems integration could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Key Personnel

     The Company depends in a significant way on its management. Its success depends upon the availability and performance of John Fanning, its Chairman and Chief Executive Officer, and Harry Maccarrone, its Executive Vice President, and Robert Baldwin, it Chief Financial Officer. The loss of services of any of these key persons could have a material adverse effect upon the Company.

Control by Insiders

     John Fanning, the Company's Chairman and Chief Executive Officer, currently controls nearly 30% of its outstanding common stock. As a result, Mr. Fanning will have a significant influence on all issues submitted to the Company's stockholders. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of common stock and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company.

Anti-Takeover Provisions

     The Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, preferred stock

o    has a preferred position over the common stock on liquidation;

o generally has the right to a fixed or minimum dividend before any dividend is paid or accrued on the common stock;

o    may have the right to approve certain extraordinary corporate matters; and

o    could contain terms that would

     o    delay or prevent a change in control of the Company;

     o    make removal of present management of the Company more difficult;

     o restrict the payment of dividends and other distributions to the holders of common stock; and

     o make it more difficult for a hostile acquiror to gain control of the Company.

No Cash Dividends

     For the foreseeable future the Company expects to retain its earnings for the operation and expansion of its business. Thus, the Company does not expect to pay cash dividends on its common stock. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on the common stock without the consent of the lender.

Historical Losses

     On a historical basis, the Company had net losses of $3.7 million for the year ended December 31, 1997. While the Company had net income of $371,000 for the nine months ended September 30, 1998, the Company's operations may not be profitable in the future.

Risks Related to the Loss of Key Customers

     As is common in the staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice, although some of the Company's business is done through long-term contracts and contracts that provide the Company with the first opportunity to supply the personnel required by the customer. In the first nine months of 1998, one customer accounted for approximately 12% of the Company's revenues and the largest four customers accounted for approximately 33% of the Company's revenues. The Company also has numerous other significant customers. The loss of or a material reduction in the revenues from any of the Company's significant customers could have a material adverse effect on its business, results of operations and financial condition.

Possible Volatility of Stock Price

     From time to time, the market price for the Company's common stock has been, and may continue to be, volatile. The market price may fluctuate because of the Company's quarterly operating results, the operating results of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                   THE COMPANY

     The Company is a leading provider of specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies for their information technology, telecommunications, scientific and engineering-related needs. Through a national network of 66 offices (47 company-owned and 19 licensed), the Company recruits and places highly skilled contingent personnel and provides financial and outsourcing services for a broad customer base of over 2,300 companies, including Boeing Information Services, Microsoft Corporation and Sun Microsystems. The Company's labor force includes over 8,000 billable employees (on a full-time equivalent basis), consisting primarily of computer programmers, systems consultants and analysts, engineers, technicians, scientists, researchers and skilled office support personnel. COMFORCE has grown dramatically since its establishment in 1995, through a combination of acquisitions and internal growth.

     The Company is organized into four divisions, Information Technology, Telecom, Financial Services and Staffing Services, and operates in major markets throughout the United States. The Information Technology division offers IT staffing services in a wide range of computer-related disciplines. The Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireline and wireless telecommunications systems. Through the Financial Services' Pro Unlimited division, the Company offers consulting, conversion and payroll services to companies that require assistance in complying with regulations associated with the use of independent contractors. The Financial Services division also provides back office and payroll financing services to smaller, independent staffing and consulting firms. The Staffing Services division encompasses two business lines: Technical Services, which provides both manufacturing and engineering support on research and development and product design projects, and Professional Services, which provides highly specialized professional chemists, biologists, engineers and technicians in addition to skilled clerical personnel.

                                 USE OF PROCEEDS

     COMFORCE will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

     The security holder listed below and any transferee, pledgee or assignee of this holder named in any supplement to this prospectus are offering for resale 88,270 shares of common stock. We undertake to file a supplement to name as a selling stockholder any such subsequent holder of these shares of common stock. Because the selling stockholders may offer all or some part of the common stock they hold pursuant to the offering contemplated by this prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. The table below sets forth information as of March 15, 1999, concerning the beneficial ownership of common stock of the selling stockholder named below.

Name of Beneficial Owner     Shares Beneficially        Shares Offered in this
                             Owned                      Prospectus
W. Mark Holbrook             386,042 (1)                88,270

----------
(1) These shares are owned of record by Mr. Holbrook. The shares beneficially owned by Mr. Holbrook represent less than 1.0% of our issued and outstanding common stock.

                              PLAN OF DISTRIBUTION

     We are not aware of any plan of distribution with respect to the shares of common stock offered by this prospectus. The selling stockholders may effect sales in one or more transactions (which many involve block transactions) (i) on the American Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. The selling stockholders may effect these sales at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Furthermore, they may effect these sales by selling shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they may act as agent.

     The selling stockholders and any broker-dealers who participate in a sale of its shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

     We will bear all expenses of the registration of this common stock, which we believe will be about $5,000. When we are required to update this prospectus, we may incur additional expenses in excess of this estimated amount. The selling shareholders will be required to pay normal commission expenses and brokerage fees, as well as any applicable transfer taxes.

     We will not receive any proceeds from the sale of the common stock offered hereby by the selling stockholders.

                                  LEGAL MATTERS

     Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania, will render a legal opinion on the validity of the common stock being offered.

                                     EXPERTS

     The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

     The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by COMFORCE, are as follows:

             Description                                   Amount
-------------------------------------               ---------------------
         SEC. Registration Fee                             $ 951
         Printing Costs                                      200*
         Legal Fees                                        2,500*
         Accounting Fees                                   1,500*
         Miscellaneous                                       349*
         Total                                           $ 5,500*

         -----------
         *Estimate

Item 15.  Indemnification of Directors and Officers.

     The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of COMFORCE and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     COMFORCE has no present intention of entering into separate indemnification agreements with its current directors, officers, or employees but may do so in the future. It may also enter into contracts with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

     COMFORCE maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling COMFORCE pursuant to the foregoing provisions, COMFORCE has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

2.1 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to COMFORCE's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.2 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to COMFORCE's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.3 Registration Rights Agreement dated as of August 13, 1997 by and among COMFORCE, John Fanning and Fanning Asset Partners, L.P., a Georgia limited partnership (included as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4 of COMFORCE filed with the Commission on October 24, 1997 and incorporated herein by reference).

3.1 Restated Certificate of Incorporation of COMFORCE, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of COMFORCE filed with the Commission on May 10, 1996 and incorporated herein by reference).

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into COMFORCE (included as an exhibit to COMFORCE's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of COMFORCE, as amended and restated effective as of February 26, 1997 (included as an exhibit to COMFORCE's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference)

3.4 Certificate of Ownership (Merger) of AZATAR into COMFORCE (included as an exhibit to COMFORCE's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

5.1*   Opinion of Doepken Keevican & Weiss.

10.1 Loan and Security Agreement dated as of November 26, 1997 among COMFORCE Corporation and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to COMFORCE's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.2 Purchase Agreement, dated as of November 19, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.3 Purchase Agreement, dated as of November 19, 1997, by and between dated as of November 26, 1997, by and between COMFORCE and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.4 Warrant Agreement dated November 26, 1997 by and between COMFORCE and The Bank of New York, as Warrant Agent (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.5 Pledge Agreement dated November 26, 1997 by and between COMFORCE and The Bank of New York, as Collateral Agent (included as an exhibit to the Registration Statement on Form S-4 of COMFORCE filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.6 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to COMFORCE's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.7 Indenture dated as of November 26, 1997 with respect to 15% Senior Secured PIK Debentures due 2009 between COMFORCE Corporation, as issuer, and The Bank of New York, as trustee (included as an exhibit to COMFORCE's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

21.1*  List of Subsidiaries.

23.1   Consent of Doepken Keevican & Weiss (included in the opinion filed as
       Exhibit 5.1 to this Registration Statement.

23.2*  Consent of PricewaterhouseCoopers LLP.

----------
*    Filed herewith.


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on March 18, 1999.

                                         COMFORCE Corporation
                                         (Registrant)

                                         By:  /s/ Robert H.B. Baldwin, Jr.
                                              ----------------------------------
                                              Robert H.B. Baldwin, Jr.,
                                              Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Fanning and Harry Maccarrone, or any one of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       SIGNATURE                       TITLE                      DATE
---------------------------      ----------------------       ------------

/s/ John C. Fanning              Chairman, Chief Executive    March 17, 1999
---------------------------      Officer and Director
    John C. Fanning

/s/ Harry Maccarrone             Executive Vice President     March 17, 1999
---------------------------      and Director (Principal
    Harry Maccarrone             Accounting Officer)


/s/ Robert H.B. Baldwin, Jr.     Chief Financial Officer      March 17, 1999
---------------------------      (Principal Financial
    Robert H.B. Baldwin, Jr.     Officer)

/s/ Daniel Raynor                Director                     March 17, 1999
---------------------------
    Daniel Raynor

/s/ Gordon Robinett              Director                     March 17, 1999
---------------------------
    Gordon Robinett

/s/ Keith Goldberg               Director                     March 17, 1999
---------------------------
    Keith Goldberg

/s/ Michael D. Madden            Director                     March 17, 1999
---------------------------
    Michael D. Madden

/s/ Marc Werner                  Director                     March 17, 1999
---------------------------
    Marc Werner